Exhibit 15

To the General Partner and Unitholders

OSG America L.P.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-147290) of OSG America L.P. of our report dated May 2, 2008 relating to the unaudited condensed consolidated interim financial statements of OSG America L.P. that are included in its Form 10-Q for the quarter ended March 31, 2008.

ERNST & YOUNG LLP

Tampa, Florida

May 2, 2008